Exhibit 10.13

AGREEMENT FOR PURCHASE AND SALE

717 MAIN STREET

WESTBURY,
NASSAU COUNTY, NEW YORK

as of May 19, 2005

          THIS AGREEMENT FOR PURCHASE AND SALE (this “Agreement”) is made and entered into as of May 19, 2005 by and between E-Z-EM, Inc., a Delaware corporation (“Seller”), and KALATY PROPERTIES CORP., a New York corporation (“Buyer”).

        FOR TEN DOLLARS ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Clean-Up shall have the meaning given to it in Section 2.3(c) of this Agreement.

Close or Closing, shall have the meaning given to it in Section 6.3 of this Agreement.

Closing Date shall mean the day thirty (30) days from the earlier of (i) the receipt by Buyer of a Mortgage Commitment or (ii) the expiration of the Financing Period.

Contract Period shall mean the period from the date of this Agreement through and including the Closing Date.

Contract Period Damage shall have the meaning given to it in Section 7.1 of this Agreement.

Deed shall have the meaning given to it in Section 6.2 of this Agreement.

Deposit shall have the meaning given to it in Section 5.1 of this Agreement.

Diligence Period shall mean a period commencing on the date of this Agreement and ending on the earlier of (i) the waiving or the satisfaction of the environmental contingency set forth in Section 3.1(a) hereof by notice to Seller or (ii) 5:00 p.m. Eastern Standard Time on June 18, 2005, time being of the essence.

Down Payment shall have the meaning given to it in Section 5.1 of this Agreement.

Environmental Assessment shall have the meaning given to it in Section 2.3(a) of this Agreement.

Escrow Agent shall mean Davies Ward Phillips & Vineberg LLP, having an address at 625 Madison Ave, 12th Floor, New York, New York 10022, Attention: Harry G. Heching, Esq., phone: 212-588-5599.
Escrow Costs shall have the meaning given to it in Section 5.1 of this Agreement.

Financing Period shall mean the period beginning on the day on which the Diligence Period ends and ending on the earlier of (i) the receipt of a Mortgage Commitment or (ii) 30 days from the end of the Diligence Period, time being of the essence.

Intangible Property shall mean any and all governmental licenses, permits and approvals held by Seller relating to the occupancy or use of the Real Property, any and all existing warranties held by Seller and given by third parties with respect to the Real Property, and

Seller’s rights and interests in the service and equipment contracts which Buyer shall assume pursuant to this Agreement.

Mortgage Commitment means a commitment for financing of up to Three Million Seven Hundred and Three Thousand One Hundred and Twenty Five Dollars ($3,703,125.00) at prevailing interest rates for a term not to exceed ten (10) years and subject to customary terms and conditions for mortgage loans in the metropolitan New York area.

Permitted Encumbrance shall mean:

(i)	Rights of any utility company to construct, maintain and operate lines, wires, poles, cables, distribution boxes and appurtenances thereto, on, under or across the Property;

(ii)

Violations of laws, regulations, ordinances, orders or requirements, if any, noted in or issued prior to or subsequent to the date hereof by any governmental or municipal department or authority having jurisdiction over the Property and any conditions constituting such violations, although not so noted or issued;

(iii)

Possible projections and/or encroachments of any portion of the Property on, under or above any adjoining streets of the Property, or within any setback areas, and variations between the lines of record title and fences, retaining walls, hedges, and the like;

(iv)	Rights contained in instruments of record, if any, so far as the same may be of present force or effect, in favor of any public or quasi-public utility;

(v)

Binding and zoning restrictions, ordinances and regulations affecting the Premises heretofore or hereafter adopted by the state, county, city, town or village in which any portion of the Property lie or by any other governmental authority having jurisdiction thereof, and all amendments or additions thereto now in effect or which will be in force and effect on the Closing Date;

(vi)

Real estate taxes, ad valorem personal property taxes, water rates, water frontage charges and storm sewer and sanitary sewer taxes, and water meter and sewer rent charges based thereon and interest and penalties thereon, subject to adjustment as hereinafter set forth;

(vii)

Any state of facts which an accurate survey or personal inspection of the Property would show provided the same does not materially and adversely impair the uses of the Property for the purposes for which the Property are presently used;

(viii)

Any and all other covenants, restrictions, agreements, reversions, easements and matters of record, provided that any title insurance company authorized to conduct business as such in the State of New York will insure that the same do not prohibit the maintenance of the buildings, structures and all other improvements on the Real Property; and

(ix)	such other exceptions and encumbrances on title to the Property as are set forth on Schedule 1 attached hereto.

Property shall mean the Real Property and Intangible Property.

Purchase Price shall have the meaning given to it in Section 2.2 of this Agreement.

Real Estate Commission has the meaning given to it in Section 8.1 of this Agreement.

Real Property shall mean that certain improved real property commonly known as 717 Main Street, Westbury, Nassau County, New York, as more particularly described on Exhibit A attached hereto, together with all buildings, structures and all other improvements thereon including all above ground and underground storage tanks systems and associated piping, fuel dispensing, pumping, mechanical, control and electrical equipment, and any and all rights, privileges, and easements appurtenant thereto, if any, owned by Seller.

Title Binder shall have the meaning given to it in Section 3.1(c) of this Agreement.

Title Company shall mean such title insurance provider as is selected by Buyer.

ARTICLE II

PURCHASE AND SALE

Section 2.1

Purchase and Sale.  Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon all of the terms, covenants and conditions set forth in this Agreement, free and clear of any and all liens except the Permitted Encumbrances.

Section 2.2

Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be the sum of Four Million Nine Hundred and Thirty Seven Thousand Five Hundred Dollars ($4,937,500) and shall be payable by Buyer to Seller as follows:

(a)	Buyer shall be credited in escrow with the amount of the Deposit described in Section 5.1 below;

(b)	Buyer shall be credited in escrow with the amount of $100,000 at the time of the Mortgage Commitment, as described in Section 5.1 below;

(c)

the balance of the Purchase Price in the amount of Four Million, Six Hundred and Eighty-Seven Thousand, Five Hundred Dollars ($4,687,500) shall be paid directly to Seller on the Closing Date, in cash, unendorsed certified or official bank check from any bank, savings bank, trust company or saving and loan association having a banking office in the State of New York, or wire transfer of immediately available federal funds in accordance with wiring instructions to be provided by Seller, in the amount of the balance of the Purchase Price.

Section 2.3	Buyer’s Review and Seller’s Disclaimer.

(a)

During the Diligence Period, Buyer shall be permitted to perform, at its own expense, such environmental tests and assessments as are customary and standard with respect to the purchase and sale of commercial real estate in the New York metropolitan area (the “Environmental Assessment”) by a reputable company licensed to perform such assessments in the state of New York (“Consultant”).

(b)	Seller shall permit Consultant reasonable access to the Property during the Diligence Period to perform the Environmental Assessment, and shall cooperate with

Consultant in the performance of the Environmental Assessment but shall not be obligated to incur any expense in connection therewith. In connection with any entry by Consultant onto the Property, Buyer shall give Seller reasonable advance written notice of such entry and shall conduct such entry and any related inspections so as to minimize, to the greatest extent possible, interference with Seller’s business and otherwise in a manner reasonably acceptable to Seller. To the extent Consultant, or its agents, employees or contractors cause any damage to, performs any tests on, or otherwise alters the Property during any such entry, Buyer shall promptly restore the Property to the condition it was in prior to such entry. Without limiting the foregoing, prior to any entry to perform any on-site testing, Buyer shall give Seller reasonable written notice thereof, including, without limitation, the identity of the persons or entities who will perform such testing and the location and proposed scope of the testing. Seller shall approve or disapprove the proposed testing, which approval shall not be unreasonably withheld, within five (5) business days after receipt of such notice; provided Seller may condition such approval on receipt of additional security and/or proof of adequate insurance from Consultant and any other person or entity performing any inspection at the Property. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Buyer shall promptly deliver to Seller copies of all reports relating to the Environmental Assessment of the Real Property performed by the Consultant or its agents, employees or contractors and shall not deliver such reports to any other person or entity or to any governmental or quasi-governmental agency or authority. Buyer shall maintain, and shall ensure that the Consultant maintains, public liability and Property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees and contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify, reimburse and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or relating to any inspection and/or testing activities performed by or on behalf of Buyer, including, without limitation, any personal injury, property damage or rental loss resulting from any entry on the Property by Buyer, Consultant, its agents, employees or contractors in the course of performing the Environmental Assessment on the Property. The foregoing obligations and indemnity set forth in this subparagraph (b) shall survive beyond Closing, or, if the purchase and sale is not consummated, beyond the termination of this Agreement. Buyer hereby agrees that the waiver or satisfaction of the condition set forth in Section 3.1 below shall constitute an acknowledgement that Seller has given Buyer every opportunity to perform an Environmental Assessment.

(c)

Seller agrees that it shall be responsible for remedying adverse environmental conditions identified by the Environmental Assessment, only to the extent provided in the immediately following two sentences. Seller may, at its option, either (a) arrange for and oversee the prescribed clean-up steps required to cure such adverse environmental conditions (the “Clean-Up”), or (b) provide Buyer with a credit against the purchase price (an “Environmental Credit”) for the estimated cost of the Clean-Up (as determined by a written estimate stated in the Environmental Assessment, or if not stated, to be obtained by the Consultant on behalf of the parties, and subject to the approval of both parties). In no event shall (i) Seller be required to expend in excess of $100,000.00 in respect of the cost of the Clean-Up, or (ii) the amount of the Environmental Credit required to be paid by Seller exceed $100,000.00 (the “Threshold Amount”). Notwithstanding the foregoing, should a prospective lender condition its Mortgage Commitment on the removal of certain storage tanks located on the Property, Seller shall undertake such removal, at Seller’s own expense.

(d)

SELLER DISCLAIMS THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, THE QUALITY OF ANY WORK OR MATERIALS USED IN CONNECTION WITH THE IMPROVEMENTS ON THE REAL PROPERTY, TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, PEST CONTROL MATTERS, SOIL CONDITION, HAZARDOUS WASTE, TOXIC SUBSTANCE OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, THE DEVELOPMENT POTENTIAL OF THE PROPERTY AND THE PROPERTY’S USE, FITNESS, VALUE, OR ADEQUACY FOR ANY PARTICULAR PURPOSE, AND ALL OTHER INFORMATION PERTAINING TO THE PROPERTY. BUYER, MOREOVER, ACKNOWLEDGES THAT (I) BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE STRUCTURAL CONDITION SURVEY, ENVIRONMENTAL, FINANCIAL AND LEGAL CONDITION OF THE PROPERTY, AND (II) BUYER SHALL PURCHASE THE PROPERTY IN ITS “AS-IS” AND “WHERE-IS” CONDITION ON THE CLOSING DATE.

(e)

Buyer its agents, employees, contractors, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, successors, assigns, Seller’s investment manager, partners and officers from any and all rights, claims and demands at law or in equity, whether direct or indirect, foreseen or unforeseen, or known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of, or in any way connected with, the structural, survey, environmental, financial or legal condition of the Property, or any law or regulation applicable thereto.

(f)

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section 2.3 and discussed its import with legal counsel and that the provisions of this Section 2.3 are a material part of this Agreement. The disclaimer and release contained in this Section 2.3 shall not merge with the transfer of title and shall survive the Closing Date, the recordation of the Deed or any termination of this Agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1

Conditions.  Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase and Seller’s obligation to sell shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a)

Provided that all of the following shall have occurred: (i) Buyer shall have arranged for an Environmental Assessment of the Property to be performed during the Diligence Period; (ii) such Environmental Assessment results in findings of adverse environmental conditions at the Property which will cost in excess of the Threshold Amount to cure and (iii) Buyer shall have provided a copy of the Environmental Assessment and written estimate of the cost of the Clean-Up to Seller prior to the end of the Diligence Period, Seller shall have the right to cancel this Agreement in lieu of giving an Environmental Credit or performing the prescribed Clean-Up, upon written notice to Buyer within ten (10) days of receipt of the Environmental Assessment and written estimate of the cost of the Clean-Up of its intention to cancel this Agreement, this Agreement shall be deemed automatically cancelled, except as provided in the immediately following sentence. In the event Seller has elected to cancel this Agreement pursuant to the immediately preceding sentence, Buyer shall have the option, in Buyer’s sole discretion, to be exercised by written notice to Seller, received by Seller within ten (10) days of Buyer’s receipt of Seller’s cancellation notice, time being of the essence with respect to such date, to agree to proceed to Closing subject to the property being delivered on an “as-is” basis, as provided in Section 2.3(d) of this Agreement, including any adverse environmental conditions identified in the Environmental Assessment, and subject to an Environmental Credit in the Threshold Amount, in which event the Agreement shall not be cancelled and the Parties shall Close pursuant to this Agreement.

(b)

Provided that all of the following shall have occurred: (i) Buyer shall have promptly applied for financing in an amount not to exceed Three Million Seven Hundred and Three Thousand One Hundred and Twenty Five Dollars ($3,703,125.00), at prevailing interest rates, for a term not to exceed ten (10) years and subject to such terms and conditions as would typically apply to commercial mortgage financing in the metropolitan New York area; (ii) Buyer has made such application with at least two (2) commercial lenders and has used commercially reasonable efforts to comply with the requirements of such lenders; (iii) Buyer fails to secure a Mortgage Commitment by the last day of the Financing Period; and (iv) Buyer has provided evidence of such unsuccessful applications along with notice to Seller of its cancellation of this Agreement (a “Cancellation Notice”), this Agreement shall be deemed automatically cancelled.

(c)

Buyer shall immediately order a title insurance binder (the “Title Binder”) from Title Company. Promptly after receipt of the Title Binder from Title Company, Buyer shall (i) forward copies of the Title Binder to Seller’s attorneys and (ii) give written notice to Seller, with a copy of such notice to Seller’s attorneys, of objections to title other than the Permitted Encumbrances, if any, appearing in the Title Binder which Buyer has not herein agreed to take subject to, it being agreed by Buyer that Buyer will agree to accept title to the Property subject to the Permitted Encumbrances, and that failure to raise any such objections within 72 hours following both (i) receipt of the Title Binder from the Title Company (which Buyer shall ensure has been simultaneously provided to Seller) and (ii) receipt of notice from Seller stating that Buyer must provide notice of title objections which it will not take subject to, shall be deemed a waiver by Buyer of any such objections. If Seller shall desire to remove such objections (it being understood that Seller shall be under no obligation to remove any objections, or to commence any action or proceeding, or to incur any expense in connection therewith, except that Seller agrees to pay and discharge all mortgages and other financial liens and encumbrances affecting the Property that it has voluntarily entered into), Seller shall be entitled to a reasonable adjournment of the Closing Date set forth herein, whereupon Seller shall have until such new closing date to dispose of any such objections, at no cost or expense to Seller. Any attempt by Seller to cure an objection shall not per se be construed as an admission by Seller that such objection is one that will give Buyer the right to terminate this Agreement. If Seller elects not, or is unable, to cure any such title objections, Buyer’s sole and exclusive remedies are to terminate this Agreement by sending a Cancellation Notice to Seller or to proceed to Closing with no abatement or reductions to the Purchase Price.

Section 3.2

Failure or Waiver of Conditions Precedent. In the event this Agreement shall be terminated pursuant to Section 3.1, this Agreement shall terminate, all rights and obligations hereunder of each party shall be discharged (except for the obligations and undertakings which pursuant to this Agreement shall survive the termination hereof), and Escrow Agent shall return the Deposit to Buyer plus any interest which may have accrued thereon, unless Buyer shall not have restored the Property pursuant to Section 2.3(b), in which event Escrow Agent shall first disburse to Seller the amount necessary to complete such restoration, and Buyer shall remain liable to pay to Seller any balance due in respect thereof. Buyer shall provide to Seller copies of all reports, studies and other information with respect to the Property generated by any third-party hired by Buyer. Buyer’s failure to send a Cancellation Notice pursuant to Section 3.1 on or before the end of the Diligence Period in the case of subsection (b), or within five (5) days of Seller’s notice to Buyer that Seller elects not to, or is unable to, cure any title objections in the case of subsection (c), time being of the essence with respect to each of such dates, shall constitute an agreement by Buyer to waive said contingencies and proceed to Closing pursuant to this Agreement. In any event, the Closing shall be deemed to constitute an irrevocable waiver by Buyer of any remaining unfulfilled conditions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1

Representations, Warranties and Covenants of Buyer. In order to induce Seller to enter into this Agreement and to perform its obligations hereunder, Buyer represents, warrants and covenants to and agrees with Seller that:

(a)

Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has the full power and authority to purchase the Property and to execute this Agreement and all documents contemplated hereby and incur the obligations contemplated herein, and (iii) has taken all actions and obtained all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including all such actions and consents required pursuant to any law and Buyer’s corporate by-laws in connection with this Agreement.

(b)

Neither the execution, nor the delivery of, nor the performance under this Agreement or any other document executed and delivered by it (both contemporaneously herewith or at Closing) in connection with the transaction contemplated hereby is precluded by, will conflict with, result in a breach of, or violate any provision of (i) any existing Federal, state, local or other governmental or quasi-governmental law, statute, ordinance, restriction, rule or regulation, or (ii) any judgment, order, decree, writ or injunction of any court or governmental department, commission, board, bureau, agency or instrumentality applicable to Buyer.

Section 4.2

Representations, Warranties and Covenants of Seller. In order to induce Buyer to enter into this Agreement and to perform its obligations hereunder, Seller represents, warrants and covenants to and agrees with Buyer that:

(a)

Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the full power and authority to sell and convey the Property and to execute this Agreement and all documents contemplated hereby and incur the obligations contemplated herein, and (iii) has taken all actions and obtained all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including all such actions and consents required pursuant to any law and Seller’s corporate By-laws in connection with this Agreement.

(b)

Neither the execution, nor the delivery of, nor the performance under this Agreement or any other document executed and delivered by it (both contemporaneously herewith or at Closing) in connection with the transaction contemplated hereby is precluded by, will conflict with, result in a breach of, or violate any provision of (i) any existing Federal, state, local or other governmental or quasi-governmental law, statute, ordinance, restriction, rule or regulation, or (ii) any judgment, order, decree, writ or injunction of any court or governmental department, commission, board, bureau, agency or instrumentality applicable to Seller.

ARTICLE V

DEPOSIT; REMEDIES

Section 5.1

Down Payment. Simultaneously with the execution of this Agreement, Buyer shall deliver to Escrow Agent a certified or bank check or cash in the sum of One Hundred and Fifty Thousand Dollars ($150,000) (the “Deposit”). Escrow Agent shall deposit such sum into an interest-bearing, federally-insured account, to be held for the account of Buyer and Seller (the “Escrow Account”). The Internal Revenue Service Employer Identification Number (“EIN”) of Buyer is 13-3673013. The EIN of Seller is 11-1999504. At the time of the Mortgage Commitment, Buyer shall deliver to Escrow Agent a certified or bank check or cash in the sum of One Hundred Thousand Dollars ($100,000), such amount together with the Deposit, to being referred to herein as the “Down Payment”). At Closing, Escrow Agent shall disburse the Down Payment and all interest which has accrued thereon, to Seller. In the event this Agreement is terminated pursuant to Section 3.1 hereof, the terms and conditions of Section 3.2 hereof shall apply. If Buyer fails to Close, Escrow Agent shall pay the Down Payment to Seller.

Section 5.2	Remedies.

(a)

In the event that Buyer shall have fully performed or tendered performance of its obligations hereunder and Seller shall be unable to perform its obligations hereunder, Buyer shall be entitled only to terminate this Agreement pursuant to Section 3.1 hereof, whereupon all rights and obligations hereunder of each party shall be discharge, except for those rights and obligations which shall survive the termination of this Agreement pursuant to the terms hereof. In the alternative, if Seller is able to perform its obligations hereunder without being required to expend money in respect thereof (it being understood and agreed that Seller shall not be obligated to expend any funds other than its legal fees in connection with Closing), and if Buyer shall not have elected to terminate this Agreement, Buyer shall be entitled, as its sole and exclusive remedy, to sue for specific performance.

(b)

IF BUYER FAILS TO COMPLY WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, FAILS TO CLOSE ON THE CLOSING DATE OR OTHERWISE COMMITS A DEFAULT HEREUNDER, SELLER, AT ITS OPTION, MAY TERMINATE THIS AGREEMENT WITHOUT NOTICE AND THEREUPON SELLER SHALL BE ENTITLED TO RETAIN THE DOWN PAYMENT AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AND AS SELLER’S SOLE REMEDY AND RELIEF HEREUNDER (EXCEPT FOR THOSE OBLIGATIONS AND UNDERTAKINGS WHICH PURSUANT TO THIS AGREEMENT SHALL SURVIVE THE TERMINATION HEREOF). IN SUCH EVENT, ESCROW AGENT, IF IT HAS NOT PREVIOUSLY DONE SO, SHALL IMMEDIATELY DELIVER THE DOWN PAYMENT AND ALL INTEREST WHICH HAS ACCRUED THEREON TO SELLER AS LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT WITHOUT THE NECESSITY OF GIVING NOTICE TO BUYER AND NOTWITHSTANDING CONFLICTING INSTRUCTIONS FROM BUYER OR CONTRARY INSTRUCTIONS CONTAINED IN ESCROW AGENT’S GENERAL PROVISIONS. SELLER AND BUYER HAVE MADE THIS PROVISION FOR LIQUIDATED DAMAGES BECAUSE IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN AND CALCULATE ON THE DATE HEREOF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER FOR THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT, AND SELLER AND BUYER AGREE THAT THESE SUMS REPRESENT REASONABLE COMPENSATION TO SELLER FOR SUCH BREACH. NOTWITHSTANDING THE FOREGOING (I) IN THE EVENT OF ANY OTHER DEFAULT BY BUYER UNDER THIS AGREEMENT, SELLER SHALL HAVE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT, AND (II) THE PROVISIONS OF THIS SECTION 5.2(B) SHALL

NOT LIMIT OR AFFECT ANY OF BUYER’S INDEMNITIES AS PROVIDED IN OTHER SECTIONS OF THIS AGREEMENT.

/s/ DJC	/s/ FK

SELLER’S INITIALS	BUYER’S INITIALS

ARTICLE VI

ESCROW AND CLOSING

Section 6.1	Escrow.

(a)

The Escrow Account for the purchase and sale contemplated by this Agreement has been opened for Buyer by Escrow Agent. Buyer and Seller each authorizes the Escrow Agent to hold and disburse the Down Payment as provided in this Agreement.

Section 6.2	Closing Documents.

(a)	Seller shall deposit with Title Company the following documents (the “Closing Documents”):

	(1)	a bargain and sale deed without covenants to the Real Property (the “Deed”);

	(2)	a bill of sale;

(3)

a certificate from Seller certifying the information required by Section 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of satisfying Buyer’s tax withholding obligations, that Seller is not a “foreign person” as defined in Internal Revenue Code §1445(f)(3) (the “FIRPTA Certificate”);

	(4)	a New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certification of Exemption from the Payment of Estimated Personal Income Tax (Form TP-584);

	(5)	a New York State Real Property Transfer Report (RP-5217); and

(b)	Buyer shall deposit with Title Company the following documents:

	(1)	a New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certification of Exemption from the Payment of Estimated Personal Income Tax (Form TP-584);

	(2)	a bill of sale;

	(3)	a New York State Real Property Transfer Report (RP-5217); and

(c)

Contemporaneously with Closing, Seller shall deliver to Buyer the following, to the extent in Seller’s possession or control and to the extent not previously delivered: the originals (or copies) of all contracts; the originals (or copies) of any governmental licenses, permits and approvals held by Seller relating to the Property, including, without limitation, all original Certificates of Occupancy and any existing warranties held by Seller relating to the Property; and all sets of all master keys to the improvements of the Real Property. All the foregoing shall become the property of Buyer at Closing.

(d)

Contemporaneously with Closing, Seller shall deliver to Title Company payment of any and all New York State and local real property transfer taxes in connection with this Agreement and the transaction contemplated thereby, including, but not limited to, an unendorsed certified or official bank check drawn to the order of the recording officer of the county in which the deeds are to be recorded for the documentary stamps to be affixed thereto in accordance with Article 31 of the Tax Law.

Section 6.3	Closing. On the Closing Date, Title Company shall close (“Close”, or “Closing”) by:

(a)	arranging for recording the Deed in the official property records of Nassau County, New York;

(b)	issuing a Buyer’s title policy to Buyer (at Buyer’s sole cost and expense);

(c)	delivering to Buyer the FIRPTA Certificate, the counterpart of the bill of sale executed by Seller and Buyer, and a copy of all other materials delivered pursuant to Section 6.2;

(d)	delivering to Seller a copy of all materials delivered to Title Company; and

(e)	paying all documentary and other real property transfer taxes incurred in connection with Closing.

Section 6.4	Prorations.

(a)

Real estate taxes and assessments, personal property taxes, if any, and all other items of income and expense with respect to the Property shall be prorated between Seller and Buyer as of the Closing Date. All such items attributable to the period through and including the Closing Date shall be credited to Seller. All such items attributable to the period following the Closing Date shall be credited to Buyer. Seller shall be credited at Closing with any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Property as of the Closing Date, and such deposits and bonds shall thereafter become the property of Buyer and shall remain posted for Buyer’s benefit.

(b)

Seller and Buyer shall cooperate to produce on or before the Closing Date a schedule of prorations as complete and accurate as reasonably possible. All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations, and adjustments to initial estimated prorations, shall be made by Buyer and Seller with due diligence and cooperation within thirty (30) days following the Closing Date, or such later time as may be required to obtain necessary information for proration, but in no event later than ninety (90) days following the Closing Date. Any net credit due one party from the other as a result of such post-closing prorations and adjustments shall be paid by the other in cash immediately upon the parties’ written agreement to a final schedule of post-closing prorations and adjustments.

Section 6.5

Insurance. Seller’s existing blanket fire and extended coverage insurance policy, as it affects the Property, shall be cancelled as of the Closing Date, and Seller shall receive any premium refund due thereon.

ARTICLE VII

DAMAGE, DESTRUCTION OR CONDEMNATION

Section 7.1	Damage, Destruction or Condemnation.

(a)

Subject to the provisions of subsection (b) below, Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence during the Contract Period of any damage to or destruction of the improvements on the Real Property or any condemnation thereof (“Contract Period Damage”). Buyer shall receive a credit against the Purchase Price in the amount of any insurance or condemnation proceeds (net of reasonable costs incurred in securing such proceeds) collected by Seller prior to the Closing Date as a result of any Contract Period Damage (and, if any insurance proceeds have been collected, the amount of any deductible on the insurance policy) and not expended by Seller on repair, replacement or restoration of the Property pursuant to subsection (c) below. If the proceeds have not been collected as of the Closing Date, there shall be no credit against the Purchase Price (other than the amount of the deductible), and such proceeds shall be assigned to Buyer (less the amount of any expenditures by Seller to repair or restore the Property).

(b)

Notwithstanding the foregoing, if Contract Period Damage occurs and the cost of repair, replacement or restoration of the Property as estimated by Seller exceeds One Hundred Thousand dollars ($100,000.00), either party may elect to terminate this Agreement by written notice to the other given not more than ten (10) days following the date that Seller notifies Buyer in writing of such damage, destruction or condemnation and assigns an estimated valuation thereto, but in no event later than the scheduled Closing Date. Upon termination of this Agreement pursuant to this paragraph, Seller shall cause Escrow Agent to return to Buyer the Down Payment and all rights and obligations hereunder of each party shall be at an end, except for those obligations and undertakings which pursuant to this Agreement shall survive the termination hereof. In the event neither party timely elects to terminate this Agreement pursuant to this subsection (b), the provisions of subsection (a) above shall be applicable.

(c)

Notwithstanding anything in this Agreement to the contrary, the insurance proceeds to be credited or delivered to Buyer pursuant to this Section 7.1 shall exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds shall be retained by Seller.

(d)	This Section 7.1 shall be in lieu of the provisions contained in Section 5-1311 of the General Obligations Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1

Brokerage Commissions and Finder’s Fees. Each party to this Agreement warrants to the other that no person or entity, other than Schacker Real Estate Corp. and Park Place Realty Group, LLC (collectively, the “Broker”) is entitled to a real estate commission, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Commission”) based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party to this Agreement hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including, but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity other than the Broker, based upon the acts of the indemnifying party. The provisions of this Section 8.1 shall survive Closing or, if the purchase and sale is not consummated, any termination of this Agreement. Seller agrees to pay Broker a Real Estate Commission pursuant to a separate agreement.

Section 8.2	Escrow Agent.

(a)

The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or involving gross negligence. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith or involving gross negligence on the part of Escrow Agent.

(b)

It is understood and agreed that Escrow Agent’s only duties and obligations hereunder are as expressly set forth in this Agreement. Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered, or omitted by it in accordance with the advice of such counsel. Escrow Agent shall be protected in acting upon any written or oral communication notice, certificate, or instrument or document believed by it to be genuine and to be properly given or executed without the necessity of verifying the truth or accuracy of the same or the authority of the person giving or executing the same. In the event of a dispute between the parties relating to the Down Payment Escrow Agent may elect to deposit the Down Payment in any court of competent jurisdiction.

(c)

Upon disposing of the Down Payment in accordance with the provisions of this Agreement, Escrow Agent shall be relieved and discharged of all claims and liabilities relating to the Down Payment, and shall not be subject to any claims or surcharges made by or on behalf of either party hereto.

(d)	The fact that Escrow Agent is acting as such under this Agreement shall not in any way prevent it from representing Seller or any other party with respect to this

Agreement, the transactions herein contemplated, and any litigation arising out of this Agreement.

Section 8.3

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, provided that Buyer may not assign its interest under this Agreement without the prior written consent of Seller, which consent Seller may give or withhold in its sole and absolute discretion.

Section 8.4

Notices. All notices required to be given pursuant to the terms hereof must be in writing and shall be either personally delivered, deposited in the United States express mail or first class mail, registered or certified return receipt requested, postage prepaid, sent via a nationally-recognized overnight courier, or sent by telephone facsimile and addressed as follows (or to any other address which Seller, Buyer or Escrow Agent may designate from time to time by notice delivered pursuant to this Section):

To Seller:	E-Z-EM Inc.
iPark Building
Suite LL-26
1111 Marcus Avenue
Lake Success, New York 11042
Fax: (516) 302-2921
Attn: Arthur Zimmet
To Buyer:	KALATY PROPERTIES CORP.
443 Park Avenue South
New York, New York 10016
Fax: (212) 689-2705
Attn: Farshad Kalaty

To Escrow	Davies Ward Phillips & Vineberg LLP
Agent:	625 Madison Avenue
12th Floor
New York, NY 10022
Attn: Harry Heching

(b)	All notices shall be deemed given when received.

Section 8.5

Time. Notwithstanding anything to the contrary herein, time shall be of the essence with respect to the terms setting forth the Diligence Period and the Financing Period. In the event that the date for performance of any obligation hereunder falls on a Saturday, Sunday, or nationally-recognized holiday, such date shall be extended to the next regular business day.

Section 8.6

No Deductions or Offsets. Buyer acknowledges that the Purchase Price to be paid for the Property pursuant to this Agreement is a net amount and shall not be subject to any offsets or deductions other than as expressly provided in Article VII and other than prorations and Closing costs as expressly provided in Sections 2.2 and 6.4.

Section 8.7

Attorneys’ Fees. In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable fees, costs and expenses incurred in connection with such litigation, and any appeals or petitions taken therefrom, whether such litigation occurs in any judicial proceeding, administrative proceeding or any bankruptcy proceeding, including, without limitation, reasonable attorneys’ fees and expenses.

Section 8.8

Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The captions and headings used in this Agreement are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof. Wherever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. The provisions of this Agreement are not intended to benefit any third parties.

Section 8.9

No Survival. Except as otherwise provided in this Agreement, no representations, warranties, covenants or obligations hereunder shall survive Closing, and no action based thereon may be commenced after Closing. Buyer acknowledges that delivery of the Deed by Seller, and acceptance thereof by Buyer, at Closing shall constitute full performance by Seller of all of Seller’s covenants and obligations pursuant to this Agreement.

Section 8.10

Confidentiality. The parties agree not to advertise or publish any information regarding this transaction until Closing. Buyer further agrees not to deliver or distribute to any third party any material received from Seller or Seller’s agents, employees, contractors, affiliates, successors or assigns or Buyer’s agents, affiliates, successors or assigns concerning the Property prior to Closing, provided that Buyer may deliver such material to its advisors, potential lenders and potential investors (to the extent reasonably necessary or appropriate for such investors to make their investment decisions), so long as such parties agree to maintain such material confidential and not to deliver such material to any third party. Buyer shall indemnify and defend Seller against and hold Seller harmless from any and all loss, cost, liability and expense (including reasonable attorneys’ fees and expenses) arising out of Buyer’s failure to keep any acquired information relating to the Property confidential in accordance with this Section 8.10. The provisions of this Section 8.10 shall survive the Closing Date and any termination of this Agreement.

Section 8.11

Exculpation. Seller and Buyer agree that their respective remedies shall be limited as set forth in Section 5.2 above. In no event shall Seller or Buyer seek satisfaction for any rights or remedies hereunder or under any document or instrument executed in connection herewith (including any Closing Documents) from any of the officers, directors, shareholders or agents of the other or their respective investment managers. The provisions of this Section 8.11 shall survive the Closing Date or any termination of this Agreement.

Section 8.12

Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall be deemed and original and constitute one and the same instrument, binding on all parties, even though all parties are not signatory to the same counterpart.

Section 8.13	No Recording. Neither this Agreement or any memorandum or short form hereof may be recorded by Buyer.

Section 8.14

No Partnership. The relationship of the parties hereto is solely that of seller and buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 8.15

Miscellaneous. This Agreement (including all schedules and exhibits annexed hereto) contains the entire agreement between the parties hereto with respect to the sale of the Property and supersedes all prior understandings, if any, with respect thereto. All oral or written prior statements, representations or promises, if any, and all prior negotiations and agreements are superseded by this Agreement and merged herein. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application thereof shall not be affected thereby. This Agreement may not be modified, terminated or amended nor any of its provisions waived except by a written instrument signed by the party to be charged or by its agent duly authorized in writing.

Section 8.16

Choice of Law and Jurisdiction. This Agreement and all disputes arising therefrom, shall be interpreted under, and governed by, the laws of the State of New York, and the parties hereto hereby submit to the jurisdiction of the federal and state courts located in the City of New York with respect to any litigation arising out of this Agreement and the transactions herein described.

Section 8.17

Waiver of Trial by Jury. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

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          IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement for Purchase and Sale on the date first written above.

SELLER:			BUYER:

E-Z-EM, INC.			KALATY PROPERTIES CORP.

By:	/s/ Dennis J. Curtin		By:	/s/ Farshad Kalaty

	Name:	Dennis J. Curtin		Name:	Farshad Kalaty
	Title:	Senior Vice President and Chief Financial Officer		Title:	President

ACKNOWLEDGED AND AGREED:

ESCROW AGENT:

DAVIES WARD PHILLIPS & VINEBERG
LLP

By:	/s/ Davies Ward Phillips & Vineberg LLP

	Name:	Davies Ward Phillips & Vineberg LLP
Title: